Exhibit 2.1

MUTUAL TERMINATION AGREEMENT

THIS MUTUAL TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of April 26, 2015 (U.S.) and April 27, 2015 (Japan), by and among: APPLIED MATERIALS, INC., a Delaware corporation (“Applied”); TOKYO ELECTRON LIMITED, a Japanese corporation (kabushiki kaisha) (“TEL”); and ETERIS B.V., a Netherlands private limited liability corporation (besloten vennootschap) (“Eteris”).

RECITALS

A. Applied and TEL entered into that certain Business Combination Agreement, dated as of September 24, 2013, as amended to date (as so amended, the “BCA”).

B. Applied, TEL and Eteris have determined to terminate the BCA.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Applied, TEL and Eteris agree that: (a) pursuant to Section 6.1(a) of the BCA, effective as of the execution of this Agreement by the undersigned, the BCA is hereby terminated; and (b) Section 6.2 of the BCA shall govern the effect of the termination of the BCA.

APPLIED MATERIALS, INC.,
a Delaware corporation

By:	/s/ Gary E. Dickerson
Name: Gary E. Dickerson
Title: President and Chief Executive Officer

TOKYO ELECTRON LIMITED, a Japanese corporation (kabushiki kaisha)

By:	/s/ Tetsuro Higashi
Name: Tetsuro Higashi
Title: Representative Director, Chairman,
President, Chief Executive Officer

ETERIS B.V., a Netherlands private limited liability corporation (besloten vennootschap)

By:	/s/ Tetsuro Higashi
Name: Tetsuro Higashi
Title: Managing Director